Exhibit 10.24
THIRD AMENDMENT TO EMPLOYMENT AGREEMENT
This Third Amendment to Employment Agreement (“Third Amendment”) is made effective as of February 1, 2022 (“Third Amendment Effective Date”) by and between Holly B. Windham (“Employee”) and Rackspace US, Inc. (“Company”).

WHEREAS, Company and Employee are parties to that certain Employment Agreement dated as of March 20, 2017, as amended (“Employment Agreement”); and

WHEREAS, the Employment Agreement renews automatically annually unless notice of non-renewal is provided by January 31 prior to the annual renewal date; and

WHEREAS, Company and Employee wish to renew and to amend the Employment Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Third Amendment, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Unless otherwise defined herein, all capitalized terms used in this Third Amendment shall have the same meanings ascribed to them in the Employment Agreement.

2.Section 2(a) of the Employment Agreement is hereby amended to acknowledge that Employee’s current title is Executive Vice President, Chief Legal and People Officer and Corporate Secretary. It is further amended to acknowledge that the position is not limited to San Antonio, Texas in accordance with the Company’s Global Agile Ways of Working policy.

3.Section 3(a) of the Employment Agreement is hereby amended to acknowledge the change in Employee’s annual base salary to her base salary in effect as of the Second Amendment Effective Date.

4.Section 3(b) of the Employment Agreement is hereby amended and restated in its entirety as follows:
(b) Bonus. Subject to increases as approved by the Compensation Committee of Rackspace Technology, Inc., Employee is eligible for an annualized bonus target of 80% of annual salary, subject to Rackspace Technology, Inc. Annual Cash Incentive Plan (or similar successor plan) approved by the Board of Directors or Compensation Committee of Rackspace Technology, Inc.
5.Section 7(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
(a) To further preserve the Confidential Information, Employee agrees that during employment and for twelve (12) months after employment termination date (“Restricted Period”), Employee will not work, as an employee, contractor, officer, owner, consultant, or director, in any business anywhere in the world that sells managed, dedicated, or cloud computing services substantially similar to those services provided by the Company, including but not limited to (i) professional advisory services for the migration, deployment or management of cloud technologies; (ii) provisioning, hosting, management, monitoring,
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supporting, or maintenance of applications, computer servers (whether dedicated, shared, or virtual) and network connectivity in a datacenter for remote use via the Internet; (iii) hosted or managed email, storage, collaboration, compute, virtual networking, applications and similar services, or (iv) any related IT services or products substantially similar to the Company’s products or services, all of the foregoing being defined for the purposes of this Agreement as “Competitive IT Services.” Notwithstanding the foregoing, (i) Employee shall be permitted to acquire a passive stock or equity interest in such a business, provided that the stock or other equity interest acquired is not more than two percent (2%) of the outstanding interest in such business, (ii) the foregoing restriction shall not prevent Employee from becoming an employee of a contractor for a division of any Competitive IT Services, and as long as Employee does not, during the Restricted Period, perform services (including but not limited to providing information, advice, strategy, recruiting or any other interaction with regard to business matters) for any division of such company that provides Competitive IT Services, and (iii) the foregoing restriction shall not prevent Employee from engaging solely in the practice of law, so long as Employee satisfies Employee’s professional obligations to keep and not use the Confidential Information and Employee’s engagement does not include non-legal duties that are likely to assist a Competitive IT Service.
6.Section 9 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
9.    COMPENSATION UPON TERMINATION
(a)        Death. Company shall (i) pay to Employee’s designee or, if no person is designated, to Employee’s estate, (x) Employee’s accrued and unpaid base salary through the date of termination within thirty (30) days of the employment termination date, (y) the Pro-Rated Annual Bonus (as defined in Section (9)(f)) at the same time as annual bonuses for such fiscal year of the Company are paid to the Company’s other similarly situated employees, and (z) any payments required under applicable employee benefit plans as promptly following the date of employment termination as is reasonably feasible, and (ii) within thirty (30) days of the employment termination date, accelerate the vesting of any equity awards that would have, but for the Employee’s death, vested within twelve (12) months of the employment termination date.
(b)        Disability. Company shall (i) pay to Employee Employee’s accrued and unpaid base salary through the date of termination within thirty (30) days of the employment termination date, (y) the Pro-Rated Annual Bonus (as defined in Section (9)(f)) at the same time as annual bonuses for such fiscal year of the Company are paid to the Company’s other similarly situated employees, and (z) any payments required under applicable employee benefit plans as promptly following the date of employment termination as is reasonably feasible, and (ii) within thirty (30) days of the employment termination date, accelerate the vesting of any equity awards that would have, but for the Employee’s termination of employment, vested within twelve (12) months of the employment termination date.
(c)        Termination by Company for Cause. Company shall, within thirty (30) days of the employment termination date, pay to

Employee, Employee’s accrued and unpaid base salary through the employment termination date and any payments required under applicable employee benefit plans as promptly following the date of employment termination as is reasonably feasible (other than plans which provide for severance or termination payments or benefits).
(d)        Non-Renewal or Termination without Good Reason by Employee. Notwithstanding Section I, Employee may resign her employment during the term upon sixty (60) days advance written notice without Good Reason. Notice and termination by Employee under this section shall not be a breach of the Agreement. If Employee gives notice of non-renewal under Section 1 or gives notice of termination without Good Reason, Company shall determine the employment termination date and will pay accrued and unpaid base salary through the employment termination date, and any payments required under applicable employee benefit plans (other than plans that provide for severance or termination payments or benefits). If the employment termination date is before the end of the then current Employment Period, and if Employee signs and does not revoke a Severance Agreement and General Release of claims in a form reasonably satisfactory to Company (a “Release”), then Company will (i) in periodic payments in accordance with ordinary payroll practices and deductions, pay Employee an amount equal to Employee’s pro-rata base salary through the end of the then current Employment Period, and (ii) accelerate the vesting of any time-based equity awards that would have, but for the Employee’s termination of employment, vested before the end of the then current Employment Period (or on the last day of the then current Employment Period).
(e)        Termination With Severance.
(1)    Non-Renewal by Company or Termination by Company Without Cause or Termination by Employee for Good Reason– Severance:
i.    If Employee’s employment ends because (A) Company gives notice of non-renewal under Section I, (B) Company terminates Employee’s employment without Cause and not by reason of death or disability, or (C) if Employee terminates for Good Reason, Company will pay the accrued and unpaid base salary through the employment termination date and any payments required under applicable employee benefit plans (other than plans which provide for severance or termination payments or benefits). In addition, if Employee signs and does not revoke a Release, Company will pay Employee, (x) in periodic payments in accordance with ordinary payroll practices and deductions, an amount equal to Employee’s OTE (as defined in Section 9(f) below) for eighteen (18) months following the employment termination date, provided that any payments which qualify as deferred compensation under Section 409A of the Code and which are payable prior to the 60th day following the “separation from service” date (for purposes of Section 409A) shall be paid on the

60th day following such “separation from service” date and (y) the Pro-Rated Annual Bonus at the same time as annual bonuses for such fiscal year of the Company are paid to the Company’s other similarly situated employees.
ii.    In addition to the severance payments set forth in clause (i), the Employee shall receive a cash payment equal to eighteen (18) months of the applicable aggregate premium cost for continued Company group health insurance coverage for the Employee and her eligible dependents pursuant to COBRA, based on the Employee’s elections with respect to health insurance coverage in effect as of the termination date (which amount will be based on the premium for the first month of COBRA coverage), and regardless of whether the Employee elects COBRA continuation coverage (the “Health Insurance Payment”). Such Health Insurance Payment shall be paid to the Participant in a single lump sum within 65 days after the date of employment termination, provided that the Employee’s Release has become irrevocable and effective.
(2) Section 409A Compliance
(i)     General. The parties hereto acknowledge and agree that, to the extent applicable, the payments, benefits and/or entitlements under this Agreement are intended to either comply with or be exempt from the provisions of Section 409A such that Employee is not subject to tax, interest or penalties under Section 409A. This Agreement shall be interpreted in accordance with such intent. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to Employee under Section 409A, the Company and the Employee shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section does not create an obligation on the part of the Company to modify this Agreement or any other arrangement or plan and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Employee with respect to any payments under this Agreement as a result of Section 409A or any damages for failing to comply with Section 409A.
(ii)    Separation from Service under Section 409A and Other Provisions. Notwithstanding any provision to the contrary in this Agreement: (i) if and to the extent that any payment or benefit under this Agreement constitutes “non-qualified deferred compensation” subject to Section 409A or is intended to be exempt from Section 409A and, in either case, is payable to Employee upon a termination of employment, such payment or benefit shall be made or provided to Employee only upon a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (and using the default presumptions thereunder) and each reference to “termination date,” “date of termination,” “termination of employment,” or such similar term shall be interpreted to mean a “separation from service”; (ii) if Employee is deemed at the time of Employee’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and any payment, compensation or other benefit provided to Employee in connection with his termination of employment is determined in whole or part, to constitute “non-qualified deferred compensation” within the meaning of Section 409A, no part of such payment, compensation or other benefit shall be paid to Employee prior to the earlier of (A) the day that is the first business day after the expiration of the six-month period measured from the date of Employee’s “separation from service”, and (B) the date of the Employee’s death; provided, that upon the earlier of such dates, all payments deferred pursuant to this Section 16(b) shall be paid to Employee in a lump sum, and any remaining payments, compensation or other benefits shall be paid as otherwise provided herein; (iii) the determination of whether Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of Employee’s separation from service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A of the Code, the Employee’s right to receive installment payments (including payment of the severance payment under clause (i) of the second sentence of Section 8(f)(1) and clause (i)(x) of the second sentence to Section 8(f)(2)) of any payment hereunder shall be treated as a right to receive a series of separate and distinct payments; (v) whenever a payment under this Agreement specifics a payment period with a reference to a number of days (e.g., “payment shall be made within thirty (30) days following the termination date”), the actual date of payment within the specified period shall be within the sole discretion of the Company, and if such payment can be made in one of two calendar years it shall be paid during such specified period but in the second calendar year; (vi) there shall be no offset or reduction against any payments, compensation or benefits under this Agreement if such offset or reduction would result in the imposition of additional taxes, interest or penalties under Section 409A on any payment, benefit or entitlement payable to Employee; and (vii) all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, (A) such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, (C) the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year and (D) reimbursements and in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(3)    Reserved.
(f)        Definitions. For purposes hereof:
(1)    “OTE” means the sum of the Employee’s base salary and Target Bonus as of the employment termination date. By way of example, if on the employment termination date Employee’s base salary was $500,000 and her Bonus Target was 80% of her annual salary, her OTE would be equal to $900,000.
(2)     “Pro-Rated Annual Bonus” means a lump-sum payment (less applicable withholding taxes) equal to the product obtained by multiplying (x) the Target Bonus by (y) the fraction obtained by dividing (A) the number of days from the beginning of the fiscal year in which Employee's employment termination date occurs until the date of Employee's employment termination (including the date of employment termination), by (B) 365 or 366, as applicable.

(3)    “Target Bonus” means the sum of the Employee’s annual target bonus, commission and annual performance bonus opportunity, as applicable, pursuant to any cash incentive plan or program maintained by the Rackspace Technology, Inc. or its subsidiaries (including the Company) in which the Employee is eligible to participate for the Company’s fiscal year in which the Participant’s termination of employment occurs, and calculated on the basis that any applicable individual performance goals or goals based on subjective criteria have been attained in full.
7.    All other terms of the Employment Agreement not expressly amended herein shall remain in full force and effect. Section 12 (Governing Law), 15 (Dispute Resolution) and 18 (Miscellaneous) of the Employment Agreement shall apply to this Third Amendment mutatis mutandis.

EMPLOYEE:

/s/ Holly Windham
Holly B. Windham		Date:	10 February 2022

COMPANY:

/s/ Kevin Jones		Date:	09 February 2022
Rackspace US, Inc.
By:	Kevin Jones
Title:	Chief Executive Officer